Exhibit 99.1

Contact:

Name:  Philip Lembo or John Gavin

Phone:  (781) 441-8338

For Immediate Release                                                                                       April 26, 2007

NSTAR Reports Solid First Quarter Results for 2007

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $47.8 million, or $0.45 per common share, for the first quarter of 2007, compared to $44.0 million, or $0.41 per share reported for the same period in 2006.

Chairman, President and Chief Executive Officer Thomas J. May said, “We’re off to a good start in 2007.  In line with our expectations, electric sales increased 2% while gas sales were up 14% for the quarter with the return to normal winter weather conditions this year.  From an operations perspective, our system reliability and customer service performance continues to be very positive. During the first quarter, we also introduced a new, simplified customer billing statement, expanded our web-based self-service offerings and installed a state-of-the-art interactive voice response system – all designed to further enhance service offerings for our customers.”

May added, “We continue to look at alternatives to help our customers reduce their energy costs. Earlier this month, we joined the City of Cambridge and other state and community organizations to form the Cambridge Energy Alliance, a $100 million energy efficiency initiative for the city.  We are very excited to be part of a team that is creating an energy model for the future.  This forward-thinking initiative will complement and enhance our existing efforts to help our customers save money and energy today, resulting in a cleaner, healthier environment for tomorrow.

We have also entered into an alliance with Evergreen Solar, Inc. to expand renewable energy choices for our customers by making solar installations more accessible and affordable.  Interest in clean energy options is growing, and we are committed to offering customers an increasing number of options from which to choose.”

Earnings per share for the first quarter of 2007 increased $0.04, or 9.8%, compared to the same period last year.  Factors that contributed to this increase include revenues related to the seven-year rate agreement that became effective January 1, 2006, and increases in both electric and gas sales. Electric sales were up 2.1% while gas sales increased 14.3%, reflecting the impact of normal weather conditions that were 11% colder than last year.  Factors that had a negative impact on earnings for the quarter included an increase in bad debt expense, a decline in earnings from NSTAR’s non-utility operations and increased depreciation costs.

The company also reported earnings of $1.96 per share for the twelve-month period ended March 31, 2007 compared to $1.81 per share for the twelve months ended March 31, 2006.

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Comparative unaudited results for the first quarter and twelve-month periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended March 31:	2007	2006	% Change
Operating revenues	$984,378	$1,034,770	(4.9)%
Net income	$47,820	$44,047	8.6%
Earnings per basic and diluted share	$0.45	$0.41	9.8%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,150	107,098	-%
Dividends paid per common share	$0.325	$0.3025	7.4%

Twelve months ended March 31:	2007	2006	% Change
Operating revenues	$3,527,310	$3,397,845	3.8%
Net income	$210,547	$193,913	8.6%
Earnings per share:
Basic	$1.97	$1.82	8.2%
Diluted	$1.96	$1.81	8.3%
Weighted average number of shares:
Basic	106,808	106,798	-%
Diluted	107,155	107,119	-%
Dividends paid per common share	$1.2325	$1.1725	5.1%

(a) More detailed financial information will be provided in NSTAR’s Quarterly Report on Form 10-Q which is expected to be filed with the Securities and Exchange Commission on April 30, 2007.

First Quarter Conference Call

NSTAR is holding a conference call to discuss its first quarter results on Friday, April 27, 2007 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website—www.nstar.com—by clicking on “Investor Relations” and then selecting the webcast icon.  A replay of the call will be archived on NSTAR’s corporate website in the Investor Relations section under “Webcast Archives.”

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: weather conditions; future economic conditions in the regional and national markets; prices and availability of operating supplies; prevailing governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets, financings, purchased power, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional

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operating requirements or liabilities; changes in specific hazardous waste site conditions and the specific cleanup technology; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; the impact of conservation measures and self generation by our customers; the impact of performance service quality measures; and the impact of terrorist acts.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.5 billion and assets of $7.7 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstar.com.

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